Exhibit 99.1

Red Robin Announces Appointment of Denny Marie Post
as Chief Marketing Officer

Greenwood Village, CO — August 1, 2011 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced the appointment of Denny Marie Post as senior vice president and chief marketing officer. Ms. Post will be responsible for the development and execution of Red Robin’s brand strategies and product innovation, overseeing the company’s internal marketing, R&D and communications teams, as well as several outside agencies.

Ms. Post brings more than 30 years of leadership in consumer driven marketing and product innovation. She has extensive experience building teams to develop and execute on strategies that increase brand awareness and drive sales.

“We are excited to add Denny Post to the Red Robin Team,” said Steve Carley, Red Robin Gourmet Burgers, Inc’s chief executive officer. “Denny’s many years of experience creating high-performing marketing teams, driving innovation, leading product development and building world-class brands will be a great match in Red Robin’s efforts to strengthen our performance and make further progress on our long-term strategic plan for the Company.”

Before joining Red Robin, Ms. Post provided marketing and business development consulting services to clients that included Sara Lee, Lamb/Weston/ConAgra and Kerry Ingredients, among others. Prior to her consulting role, she served as senior vice president and chief marketing officer at T-Mobile USA, where she lead a team responsible for brand, customer loyalty and calendar marketing; product innovation; service and pricing innovation; consumer insights; advertising; promotions and sponsorships, and merchandising; among other disciplines. Ms. Post also served as senior vice president, Global Beverage, Food and Quality, for Starbucks Corporation, and senior vice president and chief concept officer for Burger King Corp. At YUM! Brands, Inc., she served in senior management positions for KFC USA and KFC, Pizza Hut and Taco Bell in Canada, after more than a decade of experience serving clients through various marketing consulting and creative services firms.

“I am thrilled to return to the food world I love to help build a brand that’s beloved by so many consumers,” said Ms. Post. “The Red Robin name evokes smiles from all who’ve been there. I look forward to working with my team to deepen and broaden that relationship with more guests every day.”

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a family-friendly environment. Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages. There are more than 450 Red Robin® restaurants located across the United States and Canada, including company-owned locations and those operating under franchise agreements.

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For further information contact:

Red Robin International, Inc.
Kevin Caulfield

303-846-5470

ICR

Don Duffy/Raphael Gross

203-682-8200